Exhibit 16
November 24, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for TTM Technologies, Inc. and, under the date of March 15, 2009, we reported on the consolidated financial statements of TTM Technologies, Inc. as of and for the years ended December 31, 2009 and 2008 and the effectiveness of internal control over financial reporting as of December 31, 2009. On November 12, 2010, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of TTM Technologies, Inc.’s consolidated financial statements as of and for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, and the issuance of our reports thereon. We have read TTM Technologies, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 11, 2010, and as amended on Form 8-K/A dated November 11, 2010 and we agree with such statements, except that we are not in a position to agree or disagree with TTM Technologies, Inc.’s statement that the change was approved by the Audit Committee and the Board of Directors and we are not in a position to agree or disagree with TTM Technologies, Inc.’s statement that TTM Technologies, Inc. plans to seek the engagement of, but as of November 11, 2010 had not engaged, PricewaterhouseCoopers.
Very truly yours,